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                        [HUNTON & WILLIAMS LETTERHEAD]

September 14, 2000



                                                                     Exhibit 8.1
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National Financial Securities Corporation
909 East Main Street
Richmond, Virginia  23219


Ladies and Gentlemen:

We have acted as counsel to National Financial Securities Corporation, a Delaware corporation (the "Company"), in connection with the Company's Registration Statement on Form S-3 (the "Registration Statement"), as amended, filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), for the registration under the Act of $50,000,000 aggregate principal amount of Trust Certificates (the "Securities") representing interests in one or more trusts (each, a "Trust") to be established by the Company. The Securities will be issued pursuant to a form of Trust Agreement, including Standard Terms thereto (together, the "Agreement").

We have reviewed the originals or copies of (i) the Certificate of Incorporation, By-laws, and other organizational documents of the Company; (ii) certain resolutions of the Board of Directors of the Company; (iii) the Agreement, including the forms of the Securities; (iv) the Registration Statement and the prospectus included therein; and (v) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

Based upon the foregoing, and subject to the qualifications and limitations set forth herein, we are of the opinion that the statements set forth in the prospectus and prospectus supplement included in the Registration Statement under the caption "Material Federal Income Tax Consequences," insofar as they purport to constitute summaries of matters of United States federal income tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects. We hereby confirm and adopt the opinions expressly set forth under the caption "Material Federal Income Tax Consequences" in the prospectus and the prospectus supplement. There can be no assurance, however, that contrary positions will not be taken by the Internal Revenue Service or that the law will not change.
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National Financial Securities Corporation
September 14, 2000
Page 2


We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Hunton & Williams under the caption "Material Federal Income Tax Consequences" in the prospectus and the prospectus supplement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Act or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

No opinion has been sought and none has been given concerning the tax treatment of the issuance and sale of the Securities under the laws of any state.

Very truly yours,

/s/ Hunton & Williams